Exhibit 4.17

SUPPLEMENTAL AGREEMENT

TO EXCLUSIVE CALL OPTION AGREEMENT

(1) Party A: SouFun Holdings Limited, a company with limited liability existing in the Cayman Islands, with its registered address at Floor 4, Willow House, Cricket Square, P O Box 2804, Grand Cayman KY1-1112, Cayman Islands;

(2) Party B-I: Beijing Jia Tian Xia Advertising Co., Ltd., a company with limited liability incorporated and existing under the laws of the People’s Republic of China (the “PRC”), with its registered address at Unit 1, Floor 3, Building 5, Zone E, Hanwei International Plaza, Zhongguancun Science Park Industry Base Parcel 38, Fengtai District, Beijing;

(3) Party B-II: Beijing SouFun Internet Information Service Co., Ltd., a company with limited liability incorporated and existing under the laws of the PRC, with its registered address at Room 10B1-B2, Building 1, No. 1 Xizhimenwai Avenue, Xicheng District, Beijing;

(4) Party C: Shanghai Jia Biao Tang Real Estate Broking Co., Ltd. (formerly as Shanghai Jia Biao Tang Advertising Communication Co., Ltd.), a company with limited liability incorporated and existing under the laws of the PRC, with its registered address at No. 154 Miaozhen Street, Miaozhen Town, Chongming County, Shanghai;

(5) Party D: Beijing SouFun Network Technology Co., Ltd., a company with limited liability incorporated and existing under the laws of the PRC and a subsidiary wholly owned by Party A, with its registered address at Room 204, Floor 2, Building 14, South Zone, Service Buildings, No.46 Zhongguancun South Avenue, Haidian District, Beijing;

Party B-I and Party B-II shall be collectively referred to “Party B”. Each of Party A, Party B, Party C and Party D shall be referred to as a “Party”, and collectively as the “Parties”.

WHEREAS, the Parties entered into the Exclusive Call Option Agreement (the “Original Agreement”) and the Amendment Agreement relating to Exclusive Technical Consultancy and Services Agreement, Exclusive Call Option Agreement, Operating Agreement and other agreements (the “Amendment Agreement”) in 2010; NOW, THEREFORE, the Parties, through amiable negotiations, enter into THIS SUPPLEMENTAL AGREEMENT (this “Agreement”) as follows in respect of the matters not provided for under the Original Agreement and the Amendment Agreement. This Agreement shall apply retrospectively as if it were entered into as of the effective date of the Original Agreement. For the avoidance of doubt, each of the terms “Party A”, “Party B”, “Party C”, “Party D”, “Party” and “Parties” under the Original Agreement and this Agreement shall refer to the appropriate party as indicated in its respective context therein:

The Parties hereby agree to supplement Section 1.5 under the Exclusive Call Option Agreement as follows: “Party B agrees that Party B shall transfer the income derived from its equity holding in Party C to Party D or any person designated by Party D, and Party D confirms that Party A is the designated transferee of such income. Therefore, if Party A exercises the call option, it needs not otherwise pay any equity purchase price.”

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(Signature Page)

Party A: SouFun Holdings Limited [Seal]

Signature: [Signature]

Authorized Representative:

Party B-I: Beijing Jia Tian Xia Advertising Co., Ltd. [Seal]

Signature: [Signature]

Authorized Representative:

Party B-II: Beijing SouFun Internet Information Service Co. Ltd. [Seal]

Signature: [Signature]

Authorized Representative:

Party C: Shanghai Jia Biao Tang Real Estate Broking Co., Ltd. [Seal]

Signature: [Signature]

Authorized Representative:

Party D: Beijing SouFun Network Technology Co., Ltd. [Seal]

Signature: [Signature]

Authorized Representative:

Execution Date: March 25, 2013